Exhibit 99.1

NEWAGE DELIVERS $63MM IN Q2 REVENUE STANDALONE BEFORE IT MORE THAN DOUBLES WITH THE UPCOMING CLOSING OF THE COMBINATION WITH ARIIX

Announced merger with ARIIX and four additional e-commerce/direct selling companies is expected to create an over $500 million global healthy products omni-channel leader

DENVER, COLORADO, August 10, 2020 – NewAge, Inc. (Nasdaq: NBEV), the Colorado-based healthy and organic products company with current presence in more than 60 countries, today announced financial results for the quarter ended June 30, 2020 with net revenue reaching $62.6 million. This does not include revenues from its recently announced combination with ARIIX and four other e-commerce, direct selling companies, which is expected to more than double the size of the Company, and significantly improve the combined entity’s profitability. The pending merger is expected to close during the third quarter of this year.

Brent Willis, Chief Executive Officer of NewAge, commented, “We are pleased with how the business is holding up in the current business environment, especially compared to most peer group companies. Despite our Japan and China markets being locked down because of the pandemic for much of the quarter, we are seeing good organic growth in North America, Latin America, Western Europe and recovery in certain Asia Pacific markets as they began to reopen.”

NewAge, Inc., which recently changed its name from New Age Beverages Corporation to reflect the expanded breadth of opportunities in front of the Company, announced the signing of a definitive agreement to acquire ARIIX and four other e-commerce/direct selling companies on July 20, 2020. The combination creates a company with expected annual revenues of more than $500 million, a blended gross margin of 70%, and expected EBITDA of more than $30 million.

Greg Gould, Chief Financial Officer of NewAge, commented, “The impending merger will be transformational for NewAge, not just in terms of scale and reach, but also in terms of profitability, financial flexibility, and strength to further the Company’s mission. With the imminent disposition of many of the low margin retail brands and the expected cost savings accruing from the merger of more than $20 million, we expect the combined entity to generate significant positive EBITDA going forward.”

Second Quarter 2020 Financial Results

Net revenue reached $62.6 million for the quarter ended June 30, 2020, versus $66.3 million for the second quarter of the prior year, primarily due to the impact of COVID-19 in our Asia markets. The United States delivered revenue growth of 13% in the second quarter versus the same quarter in the prior year. Included in our United States region is the DSD Division that grew nearly 30% in June of 2020 versus the same month in the prior year. Year to date, the United States is up 15% in net revenue.

Revenue was up 2% in Western Europe and up 10% in Latin America in the second quarter of 2020 versus the prior year second quarter. Revenue in China was down in the second quarter of 2020 but overall year-to-date is down less than 2% from the prior year period as the Company continues to implement its new compensation system. Japan was also down in the quarter compared to the prior year due to the impact of COVID-19, and year-to-date is down 5% in the first six months of 2020 compared to the first half of 2019.

Gross margin in the second quarter of 2020 reached $38.1 million, or 61% as a percent of net revenue. Gross margin was affected mostly by product mix, reflecting slightly lower sales in our Noni by NewAge division related to impacts from the COVID-19 pandemic, especially in China and Japan, and low margin retail brand sales, offset by the revenue growth in the other regions around the world.

Net loss decreased to $9.6 million, or $0.10 per share, during the second quarter of 2020, compared to a net loss of $11.7 million, or $0.15 per share, in the second quarter of 2019.

Adjusted EBITDA(1) was a loss of $5.4 million for the second quarter of 2020, a sequential improvement of $1.7 million compared to Adjusted EBITDA for the first quarter of 2020. The Adjusted EBITDA in the second quarter of 2019 was less than $0.1 million, which included the gain on the change in fair value on the Morinda earnout obligation of $6.7 million.

NewAge’s cash balance increased 48% to $40.7 million at June 30, 2020 from $27.5 million at March 31, 2020. NewAge also holds additional restricted cash balances of $18.4 in the US, China and other markets for a total of $59.0 million in cash as of June 30, 2020. Total current assets increased 19% to $93.4 million at June 30, 2020 versus $78.8 million at March 31, 2020. Total current liabilities were 3% lower, $59.8 million at June 30, 2020 compared to $61.8 million at March 31, 2020. Working capital improved 98% at June 30, 2020 as compared to March 31, 2020, $33.6 million compared to $17.0 million, respectively.

(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the table below.

Conference Call

The Company will host a live conference call and webcast today at 8:00 a.m. ET. Conference call details are provided below. Interested investors can dial into the conference call to hear the details of management’s update and participate in a question and answer session.

Date: Monday, August 10, 2020

Time: 8:00 a.m. Eastern time

Toll-free dial-in number: 1-877-407-3982

International dial-in number: 1-201-493-6780

Conference ID: 13706963

The conference call will also be broadcast live and available for replay here and via the investors section of the Company’s website at https://newagebev.com/en-us/our-story/investors. The webcast replay will be available for approximately 45 days following the call.

Please dial into the conference call 15 minutes prior to the start time due to increased demand for conference calls. You will be asked to register your name and organization.

A replay of the conference call will be available after 11:00 a.m. Eastern Time on the same day through Monday, August 17, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13706963

About NewAge, Inc. (NASDAQ: NBEV)

NewAge is a Colorado-based organic and healthy products company dedicated to inspiring and educating consumers to “Live Healthy.” The Company is an omni-channel distribution company with access to traditional retail, e-commerce, direct-to-consumer, and medical channels across 60 countries worldwide. NewAge markets a portfolio of better-for-you products including the brands Tahitian Noni, TeMana, Nestea, Volvic, Illy Coffee, Evian, Búcha Live Kombucha, ‘Nhanced and others. The Company operates the websites www.newage.com, www.noninewage.com, and a number of other individual brand websites.

NewAge has announced a transaction with ARIIX LLC. Once the ARIIX transaction is completed, we will be the only omni-channel company with access to traditional retail, e-commerce, direct-to-consumer, and other channels across more than 75 countries worldwide, with a network of over 400,000 exclusive independent product consultants, representatives, and affiliates around the globe. After the transaction closes, NewAge will market a portfolio of better-for-you products along with the companies, ARIIX, ZENNOA, Shannen, MaVie, and Limu in healthy hydration and wellness, healthy appearance, and nutritional performance platforms. The Company announced NewAge’s entry into a definitive agreement to acquire ARIIX and four other e-commerce/direct selling companies on July 20, 2020. This transaction is anticipated to close during the third quarter of 2020.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, financial condition, the acquisition of ARIIX, statements about the benefit of the ARIIX transaction including the proforma revenue, blended gross margin, expected EBITDA and expected cost savings, and the extent and duration of COVID-19 on its business. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable, but there is no assurance they will prove to be accurate. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

NewAge has exclusively partnered with the world’s 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

For investor inquiries about NewAge please contact:

NewAge Investor Relations:

Riley Timmer
Vice President, Investor Relations
Tel: 1-801-870-8685
Riley_Timmer@NewAge.com

Investor Relations Counsel:

John Mills/Scott Van Winkle

ICR – Strategic Communications and Advisory

Tel: 1-646-277-1254/1-617-956-6736

newage@icrinc.com

NewAge, Inc.:

Gregory A. Gould

Chief Financial Officer

Tel: 1-303-566-3030

Greg_Gould@NewAge.com

NEWAGE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	June 30,	December 31,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$40,672	$60,842
Accounts receivable, net of allowance of $634 and $535, respectively	13,189	11,012
Inventories	33,972	36,718
Prepaid expenses and other	5,540	4,384

Total current assets	93,373	112,956

Long-term assets:
Identifiable intangible assets, net	41,649	43,443
Right-of-use lease assets	37,718	38,458
Property and equipment, net	28,223	28,443
Restricted cash, net of current portion	16,873	3,729
Goodwill	10,284	10,284
Deferred income taxes	9,452	9,128
Deposits and other	4,440	4,689

Total assets	$242,012	$251,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,708	$13,259
Accrued liabilities	40,125	49,451
Current portion of business combination liabilities	5,437	5,508
Current maturities of long-term debt	1,505	11,208

Total current liabilities	59,775	79,426

Long-term liabilities:
Long-term debt, net of current maturities	18,792	12,802
Operating lease liabilities, net of current portion:
Lease liability	34,695	35,513
Deferred lease financing obligation	16,214	16,541
Deferred income taxes	5,554	5,441
Accrued employee benefits and other	9,467	9,132

Total liabilities	144,497	158,855

Stockholders’ equity:

Common Stock; $0.001 par value. Authorized 200,000 shares; issued and outstanding 98,442 and 81,873 shares as of June 30, 2020 and December 31, 2019, respectively	98	82
Additional paid-in capital	231,201	203,862
Accumulated other comprehensive income (loss)	(141)	802
Accumulated deficit	(133,643)	(112,471)
Total stockholders’ equity	97,515	92,275
Total liabilities and stockholders’ equity	$242,012	$251,130

NEWAGE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net revenue	$62,637	$66,348	$126,330	$124,655
Cost of goods sold	24,559	24,699	46,728	44,430

Gross profit	38,078	41,649	79,602	80,225

Operating expenses:
Commissions	18,405	19,607	37,920	37,645
Selling, general and administrative	26,277	28,175	56,885	55,017
Gain from change in fair value of earnout obligations	-	(6,665)	-	(6,665)
Impairment of right-of-use assets	400	1,500	400	1,500
Depreciation and amortization expense	1,761	2,017	3,542	4,253

Total operating expenses	46,843	44,634	98,747	91,750

Operating loss	(8,765)	(2,985)	(19,145)	(11,525)

Non-operating income (expense):
Gain (loss) from sale of property and equipment	14	-	(66)	6,442
Interest expense	(600)	(756)	(1,172)	(2,402)
Gain (loss) from change in fair value of derivatives	20	-	(306)	470
Interest and other income (expense), net	328	(143)	791	(185)

Loss before income taxes	(9,003)	(3,884)	(19,898)	(7,200)
Income tax expense	(551)	(7,797)	(1,274)	(6,097)

Net loss	$(9,554)	$(11,681)	$(21,172)	$(13,297)

Net loss per share (basic and diluted)	$(0.10)	$(0.15)	$(0.24)	$(0.18)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	93,003	76,331	89,187	75,780

NEWAGE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(In thousands)

	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,172)	$(13,297)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,752	4,441
Non-cash lease expense	2,792	2,986
Stock-based compensation expense	2,449	4,287
Impairment of right-of-use lease assets	400	1,500
Loss (gain) from change in fair value of derivatives	306	(470)
Accretion and amortization of debt discount and issuance costs	302	1,609
Loss (gain) from sale of property and equipment	66	(6,442)
Gain from change in fair value of earnout obligations	-	(6,665)
Deferred income tax benefit	(173)	(8,543)
Expense for make-whole premium and other	73	511
Changes in operating assets and liabilities:
Accounts receivable	(2,276)	(5,340)
Inventories	2,819	205
Prepaid expenses, deposits and other	517	(3,703)
Accounts payable	(551)	308
Other accrued liabilities	(12,900)	13,872

Net cash used in operating activities	(23,596)	(14,741)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	159	-
Capital expenditures for property and equipment	(1,980)	(1,241)
Net proceeds from sale of land and building in Japan	-	37,548
Security deposit under sale leaseback arrangement	-	(1,800)
Loan receivable from BWR	-	(1,000)

Net cash provided by (used in) investing activities	(1,821)	33,507

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowings	(10,450)	(26,211)
Proceeds from borrowings	6,868	46,250
Net proceeds from issuance of common stock	25,122	11,380
Proceeds from deferred lease financing obligation	-	17,640
Payments under deferred lease financing obligation	(319)	(382)
Proceeds from exercise of stock options	4	418
Payments on business combination obligations	(298)	(26,000)
Debt issuance costs paid	(85)	(929)
Payments for deferred offering costs	(94)	(140)
Cash paid for make-whole premium	-	(480)

Net cash provided by financing activities	20,748	21,546

Effect of foreign currency translation changes	(857)	1,188

Net increase (decrease) in cash, cash equivalents and restricted cash	(5,526)	41,500
Cash, cash equivalents and restricted cash at beginning of period	64,571	45,856

Cash, cash equivalents and restricted cash at end of period	$59,045	$87,356

Non-GAAP Financial Measures

The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

We provide in the table below a reconciliation from the most directly comparable GAAP financial measure to the non-GAAP financial measures presented.

EBITDA and Adjusted EBITDA. The calculation of our EBITDA and Adjusted EBITDA is presented below (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net loss	$(9,554)	$(11,681)	$(21,172)	$(13,297)
EBITDA Non-GAAP adjustments:
Interest expense	600	756	1,172	2,402
Income tax expense	551	7,797	1,274	6,097
Depreciation and amortization expense	1,873	2,211	3,752	4,441

EBITDA	(6,530)	(917)	(14,974)	(357)
Adjusted EBITDA Non-GAAP adjustment:
Stock-based compensation expense	1,092	1,000	2,449	4,287

Adjusted EBITDA	$(5,438)	$83	$(12,525)	$3,930

EBITDA is defined as net income (loss) adjusted to exclude GAAP amounts for interest expense, income tax expense (benefit), and depreciation and amortization expense. For the calculation of Adjusted EBITDA, we also exclude the following item for the periods presented:

Stock-Based Compensation Expense: Our compensation strategy includes the use of stock-based compensation to attract and retain employees, directors and consultants. This strategy is principally aimed at aligning the employee interests with those of our stockholders and to achieve long-term employee retention, rather than to motivate or reward operational performance for any particular period. As a result, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period.